Exhibit 10.3

MINES MANAGEMENT, INC.
2012 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION AWARD AGREEMENT

This Incentive Stock Option Award Agreement (the “Agreement”), is made as of the        day of                 , 201 , by and between Mines Management, Inc., an Idaho corporation (the “Company”), and                          (the “Participant”).

WHEREAS, the Company desires to encourage and enable the Participant to acquire a proprietary interest in the Company through ownership of shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to the terms and conditions of the Company’s 2012 Equity Incentive Plan (the “Plan”) and this Agreement.  Such ownership will provide the Participant with an additional incentive to promote the success of the Company.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Definitions.  For purposes of this Agreement, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.                                      Grant of Option.  The Company hereby grants to the Participant Incentive Stock Options (the “Options”) to purchase                  Shares at the exercise price (the “Exercise Price”) of $         per Share, subject to the terms and conditions of this Agreement and the Plan.

3.                                      Option Term.  The Options granted hereby shall expire on                            (the “Expiration Date”), unless sooner terminated or modified under the provisions of this Agreement or the Plan.  Except as otherwise set forth herein, the Options may not be exercised after the Expiration Date.

4.                                      Vesting.  The Options shall vest and be exercisable by the Participant in accordance with the following schedule, provided that the Participant’s Continuous Service does not terminate prior to the vesting date:

Date	Number of Options Vested

To the extent vested, Options may be exercised in whole or in part prior to the Expiration Date except as otherwise provided in this Agreement or the Plan.

5.                                      Termination of Continuous Service.

(a)                                 Unless otherwise determined by the Committee and reflected in an employment contract or other applicable agreement between the Participant and the Company, all Options held by a Participant whose Continuous Service terminates, other than upon

Retirement, Disability, or death, shall terminate immediately upon such termination of Continuous Service, provided, however, if such Participant’s Continuous Service is terminated for reasons other than for cause, as determined by the Board in its discretion, each vested Option held by such person shall continue to be exercisable until the earlier of the Expiration Date of such Option or 180 days after the date of such termination of Continuous Service.  All vested Options not exercised within the period described in the preceding sentence shall terminate at the end of such period.

(b)                                 In the event of a Participant’s termination of Continuous Service on account of Disability prior to the termination of the Participant’s Continuous Service, all unvested Options shall immediately terminate, and any vested Option held by such person shall continue to be exercisable until the earlier of twelve (12) months after the date of such Disability or the Expiration Date of such Option.  All vested Options not exercised within the period described in the preceding sentence shall terminate at the end of such period.

(c)                                  In the event of termination of a Participant’s Continuous Service due to the death of the Participant, all unvested Options shall immediately terminate, and any vested Option held by such person shall continue to be exercisable until the earlier of twelve (12) months after the date of death or the Expiration Date of such Option.  All vested Options not exercised within the period described in the preceding sentence shall terminate at the end of such period.  In the event of the death of a Participant after the termination of Participant’s Continuous Service, all vested Options held by such person shall continue to be exercisable until the earlier of twelve (12) months after the termination of the Particpant’s Continuous Service or the Expiration Date of such Option.  All such vested Options not exercised within the period described in the preceding sentence shall terminate at the end of such period.

(d)                                 In the event of a Participant’s Retirement, all unvested Options shall automatically vest on the date of such Retirement and any vested Options shall be exercisable until the earlier of twenty four (24) months after such Retirement date or the Expiration Date of such Options.  All such vested Options not exercised within the period described in the preceding sentence shall terminate at the end of such period.

(e)                                  If more than one of the conditions specified in (a), (b), (c), or (d) above applies to a Participant, the provision that provides for the latest last date to exercise an Option shall apply.

6.                                      Incentive Stock Option Tax Matters.

(a)                                 The Options are intended to qualify as incentive stock options within the meaning of Section 422 of the Code.  The Board may take all appropriate action to achieve this result.  The Exercise Price has been determined to be equal to or greater than the Fair Market Value per Share at the time of grant.

(b)                                 To the extent the aggregate Fair Market Value (determined at the time of grant) of the Shares underlying the Options and all other incentive stock options the Participant holds that are exercisable for the first time by the Participant during any calendar year, exceeds One Hundred Thousand Dollars (US $100,000), Participant’s option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options.

(c)                                  Notwithstanding paragraph 5 hereof, Participant acknowledges that an Option will be an incentive stock option within the meaning of Section 422 of the Code only if:

i.                                          at all times during the period beginning on the date of the granting of the Option and ending on the day 3 months (or 12 months in the case of a Participant who experiences Disability) before the date of such exercise, the Participant was an employee of the Company, a parent or subsidiary corporation of the Company, or a corporation or a parent or subsidiary corporation of a corporation issuing or assuming a stock option in a transaction to which Section 422(a) of the Code applies, or,

ii.                                       Participant dies during employment or during the 3 month (or 12 month, in the case of a Participant who experiences Disability) period described in (i) above and the Option is exercised during the period permitted by paragraph 5 hereof by the Participant’s estate, or by a person who by bequest or inheritance, or otherwise by reason of the Participant’s death, acquired the right to exercise it.

If Participant exercises an Option at any time not described in (i) or (ii) immediately above, such Option shall be treated as a Nonqualified Stock Option.

7.                                      Disposition During the Holding Period.  If the Participant disposes of the Common Stock acquired upon the exercise of an Option either (i) within two (2) years after the date of grant of such Option, or (ii) within one (1) year after the transfer of Common Stock to the Participant upon exercise, such Participant shall notify the Company of such disposition and of the amount realized upon such disposition.

8.                                      Non-Assignability.  The Option granted hereby and any right arising thereunder may not be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except by will or the applicable laws of descent and distribution, and the Option and any right arising thereunder shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option not specifically permitted herein or in the Plan shall be null and void and without effect.

9.                                      Mode of Exercise.  The exercise price of Common Stock acquired pursuant to an Option shall be paid in any form of lawful consideration as the Board determines from time to time, including without limitation through net settlement or other method of cashless exercise.  The person exercising an Option (or his or her designee) may request a certificate for such Shares.

10.                               Plan Controlling.  This Agreement is intended to conform in all respects with the requirements of the Plan.  Inconsistencies between the requirements of this Agreement and the Plan shall be resolved according to the terms of the Plan.  The Participant acknowledges receipt of a copy of the Plan.

11.                               Rights Prior to Exercise of Option.  The Participant shall not have any rights as a shareholder with respect to any Shares subject to the Options prior to the date on which the Participant is recorded as the holder of such Shares on the records of the Company.

12.                               Withholding Obligations.  If the Company has or will have a legal obligation to withhold any taxes related to the grant, vesting or exercise of an Option, such Option may not be granted, vested or exercised in whole or in part, as applicable, unless such tax obligation is first satisfied in a manner satisfactory to the Company.  The Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation otherwise payable to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment in Dollars; (ii) authorizing the Company to withhold Common Stock from the Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under an Option, provided, however, that no Common Stock may be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered Common Stock held for the minimum amount of time necessary to avoid adverse accounting treatment to the Company, as determined by the Board in its discretion.

13.                               Code Section 409A.  This Agreement and the Plan are intended to provide rights that do not provide for the deferral of compensation subject to Code Section 409A by means of complying with Treasury Regulations Section 1.409A-1(b)(5) or to otherwise be exempt from Code Section 409A.  The provisions of Agreement and the Plan shall be interpreted and administered in a manner so as to avoid the imposition of additional tax, interest, or other sanction pursuant to Code Section 409A.  If any provision of this Agreement or the Plan would otherwise frustrate or conflict with such intent, the provision, term or condition will be interpreted and deemed amended so as to avoid such conflict to the fullest extent possible.  If, at any time, the Board determines that the terms of this Agreement or the Plan may result in additional tax, interest, or other sanction to an Participant under Code Section 409A, the Board shall have the authority, but shall not be required, to enter into an amendment of this Agreement or the Plan that is designed to avoid such additional tax, interest, or other sanction.  Notwithstanding any other provision of this Agreement, the Company does not guarantee or warrant to any Participant or any other person that this Agreement, the Plan, or any Option that is intended to be exempt from Code Section 409A shall be so exempt, nor that this Agreement, the Plan, or any Option intended to comply with Code Section 409A shall so comply, nor will the Company indemnify, defend or hold harmless any person with respect to the tax consequences of any such failure.  Each Participant shall be solely responsible for all of the tax consequences to the Participant of this Agreement, the Plan, or any Option, including any consequences arising under Code Section 409A.  The Company provides no guaranty or assurance concerning the tax consequences to the participants of this Agreement, the Plan, or any Option.

14.                                                                               Governing Law.  This Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Idaho, without regard to such state’s conflict of laws rules.

15.                                                                               No Employment Rights Created.  NEITHER THE PLAN NOR THIS AGREEMENT SHALL BE CONSTRUED AS GIVING THE PARTICIPANT THE RIGHT TO

BE RETAINED IN THE EMPLOY OR SERVICE OF THE COMPANY OR ANY AFFILIATE THEREOF, NOR SHALL THEY INTERFERE IN ANY WAY WITH THE RIGHT OF THE COMPANY OR ANY AFFILIATE THEREOF, AS APPLICABLE, TO TERMINATE THE PARTICIPANT’S EMPLOYMENT OR SERVICE AT ANY TIME WITH OR WITHOUT CAUSE.

* * * * *

Executed as of the day and year first above written.

MINES MANAGEMENT, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name: